Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-147246) on Form S-8 of Solar Power, Inc. of our report dated March 14, 2011, April 16, 2012, as to the effects of the restatement discussed in Note 3 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 3), relating to our audit of the consolidated financial statements, which is incorporated in this Annual Report on Form 10-K/A of Solar Power, Inc. for the year ended December 31, 2010.

/s/ Perry-Smith LLP

Sacramento, California

April 16, 2012